EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is entered into as of January 21, 2025, the "Effective Date" by and between SHF, LLC doing business as Safe Harbor Financial ("SHF") as a wholly owned subsidiary of SHF Holdings, Inc., a Delaware corporation (the "Company"), and Terrance Mendez (the "Executive").

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive to serve as the Co-Chief Executive Officer of the Company and to continue to employ the Executive to serve as the Co-Chief Executive Officer/ of SHF; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive's employment with the Company, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) **GENERAL.** Commencing on the Effective Date and continuing for a period of three (3) years thereafter, unless terminated earlier pursuant to this Agreement ("Employment Term") the Executive shall serve as the Company's and SHF's Co-Chief Executive Officer and shall report directly to the board of directors of the Company (the "Board"). In this position, the Executive shall have such duties, authorities and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Board. The Executive's principal place of employment with SHF shall be at SHF's headquarters located in Golden, Colorado ("SHF's Headquarters"); however, there is no requirement to work from SHF's Headquarters and the Executive may choose to work from Executive's location. During the final six (6) months of the Employment Term, the Board and the Executive shall engage in discussions related to an extension or renewal of this Agreement. Notwithstanding the foregoing, neither the Company, SHF nor the Executive are obligated to extend or renew this Agreement.

(b) **OTHER ACTIVITIES.** During the Employment Term the Executive shall devote substantially all of the Executive's business time, energy, knowledge and skill to the performance of the Executive's duties with the Company, provided that the foregoing shall not prevent the Executive from: (A) serving on the boards of directors of non-profit organizations or for profit companies, provided such activities do not pose a conflict of interest, violate any of SHF's policies or interfere with the Executive's performance of his duties under this Agreement, in each case as determined in the sole discretion of the Board in advance of acceptance such roles; (B) serving as the Chief Executive Officer of the Executive's family owned businesses, provide each is disclosed in advance and approved by the Board::(i) Amos Advisory Solutions LLC; and (ii) Family Fun Cruises & Tours LLC; and (C) participating in charitable, civic, educational, professional, community or industry affairs, provided such activities do not pose a conflict of interest or interfere with the Executive's performance of his duties under this Agreement, in each case as determined in the sole discretion of the Board.

2. BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of three hundred sixty thousand dollars ($360,000) subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive's base salary may be subject to annual review by the Board (or a committee thereof) and may be increased from time to time as determined by the Board. The base salary as may be increased from time to time shall constitute "Base Salary" for purposes of this Agreement. Any such increases will be determined by the Compensation Committee of the Board, in its reasonable discretion and consistent with the Compensation Committee's charter as in effect from time to time. The Compensation Committee shall take into account such factors as SHF's and the Company's execution of its business plan, the results of SHF's and the Company's operations and their financial condition, the Executive's compensation as compared to executives of SHF's peers, and such other factors as the Compensation Committee may determine are appropriate in the exercise of the Compensation Committee's and the Board's fiduciary duties.

3. EQUITY INCENTIVE AWARDS. As approved by the Board on January 20, 2025, the Company has granted to the Executive an award of options (the "Equity Awards") with respect to Common Stock of the Company pursuant to the Company's Equity Incentive Plan (the "Equity Plan"). Each Equity Award shall be subject to the terms and conditions of the Company's stock option award agreement under the Equity Plan (together with the Equity Awards, the "Equity Documents"). ***The Equity Awards represent mutually-agreed upon consideration for the noncompetition covenants set forth in the Noncompetition Covenant (as referenced in Section 16)***.

(a) **TIME VESTED OPTION**: The Equity Award (the "Time Vested Option"), shall be awarded with respect to 654,000 shares of the Company's Common Stock and shall be further subject to a fully executed SHF Holdings, Inc. Award Agreement. Thirty three percent (33%) of the shares subject to the Time-Vested Option vested effective January 21, 2025 and the remaining shares shall vest in two (2) substantially equal yearly installments on each Effective Date anniversary thereafter (each such date, a "Vesting Date"), such that the Time-Vested Option shall be fully vested as of the second Vesting Date, subject in all cases to the Executive's continued employment with SHF and the Company up to and including each such Vesting Date; provided, however, that the shares subject to the Time-Vested Option, once fully vested as of the second Vesting Date, shall remain vested notwithstanding the termination of employment or services of Option holder following the second Vesting Date.

(b) **LONG-TERM INCENTIVE PLAN OPTION**: A second Equity Award (the "LTIP Option"), to be granted under a long-term incentive plan following the Effective Date, shall be awarded with respect to certain shares of the Company's Common Stock, and, subject in all cases to the Executive's continued employment with the Company through each such vesting date, shall vest upon SHF's and the Company's achievement of certain performance measures as determined by the Board or the Compensation Committee of the Board and as will be further set forth in the applicable grant agreement for the LTIP Option.

In addition, if in connection with a Change in Control (as defined in the Equity Plan), (i) the Time Vested Option (or unvested portion thereof) is assumed or continued by the successor or acquiror entity in such Change in Control or the Time Vested Option is substituted for a similar award of the successor or acquiror entity, and (ii) within three (3) months prior to, or within twelve (12) months following, such Change in Control, either (x) the Company terminates the Executive's employment without Cause (as defined below) or (y) the Executive terminates his employment with Good Reason (as defined below), then effective as of the date of such termination (or, if later, immediately prior to such Change in Control) the unvested portion of the Time Vested Option shall be immediately vested and exercisable. In the event that the Time Vested Option (or unvested portion thereof) is not assumed or continued by the successor or acquiror entity in such Change in Control, or not substituted for a similar award of the successor or acquiror entity, then effective as of immediately prior to, but subject to the occurrence of, such Change in Control, the unvested portion of such Time Vested Option shall become immediately vested and exercisable.

4. EXECUTIVE BENEFITS.

(a) **BENEFIT PLANS.** During the Employment Term, the Executive shall be entitled to participate in any executive benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives generally, currently including, without limitation, health and dental insurance coverage, long-term and short-term disability insurance coverage and group life insurance coverage, subject, in all events to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive's participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any executive benefit plan at any time.

(b) **VACATION.** Executive shall be entitled to unlimited vacation time pursuant to Company policy, subject to advanced approved by Executive's supervisor and scheduled to ensure that Executive will not be on vacation during periods of time when his key administrative responsibilities are reasonably expected to be needed. The Executive acknowledges and agrees to advise the Co-CEO (and where necessary, the Board) of any planned vacation in excess of three (3) consecutive business days and shall not, without the prior approval of the CEO (and where necessary, the Board), schedule vacation days during the two (2) calendar weeks prior to the filing of any of the Company's annual or quarterly periodic reports with the U.S. Securities and Exchange Commission, the scheduled

dates for any annual or special meeting of the Company's stockholders, or any other material event involving the Company or SHF. As a result, and regardless of anything to the contrary in Section 6(a)(iii) of the Employment Agreement, no PTO or other accrued vacation shall accrue or be paid out at time of termination of Executive's employment for any reason.

(c) **BUSINESS EXPENSES.** Upon presentation of such reasonable substantiation and documentation as the Company reasonably may specify from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive's duties hereunder.

(d) **PROFESSIONAL DUES AND FEES.** During the Employment Term, the Company shall pay membership dues and fees in an aggregate amount to be approved by the Board per calendar year for the Executive to maintain membership in appropriate professional, community and social organizations approved by the Board.

(e) **ANNUAL BONUS.** During the Employment Term, the Executive shall be eligible for an annual target bonus of up to one hundred percent (100%) of Executive's Base Salary (the "Annual Bonus"), which shall be pro-rated from the Effective Date for the Executive's first year of employment, with the Annual Bonus amount in any given fiscal year to be determined based on overall Company performance and the Executive's individual performance, as determined in accordance with the parameters established annually by the Compensation Committee of the Board and transmitted to the Executive within five (5) days of being approved by the Compensation Committee, and provided the Executive remains employed by the Company through the applicable payment date. Any such Annual Bonus shall be paid to the Executive at the same time that annual bonuses are paid to other senior executives of the Company.

5. **TERMINATION.** The Executive's employment under this Agreement and the Employment Term shall terminate on the first of the following to occur:

(a) **EXPIRATION OF TERM.** Upon expiration of the Employment Term.

(b) **DISABILITY.** Thirty (30) days after written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, "Disability" means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive's duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive's life. The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive's condition with the Company).

(c) **DEATH.** Automatically upon the date of death of the Executive.

(d) **CAUSE.** Thirty (30) days after written notice by the Company to the Executive of a termination for Cause if the Executive shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. "Cause" shall mean the Company's termination of the Executive's employment with the Company as a result of: (i) fraud, embezzlement or other willful act of material dishonesty by the Executive in connection with or relating to the Executive's employment with the Company; (ii) theft or misappropriation of property, information or other assets by the Executive in connection with the Executive's employment with the Company which results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (iii) the Executive's commission, guilty plea, no contest plea or similar plea for any felony or crime involving moral turpitude; (iv) the Executive's use of alcohol or drugs while working that materially interferes with the Executive's duties under this Agreement; (v) material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business

or reputation; (vi) the Executive's material breach of any of his obligations under this Agreement; or (vii) the Executive's repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with the Executive's position with the Company. Additionally, in the event that the basis for Cause is, in the reasonable good faith determination of the Company not reasonably subject to cure, then such thirty (30) days' prior notice of termination for Cause shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Further, the Company and the Executive acknowledge that marijuana ("marihuana"), as defined under the Controlled Substances Act at 21 U.S.C. 802(16), remains a Schedule I controlled substance under federal law and accordingly, is illegal for any purpose under federal law as of the date of this Agreement. For purposes of clause (iii) above, the parties agree that "felony", as referenced above, shall not apply to any action taken or omitted to be taken relating to the Company's business insofar as the alleged conduct is claimed to be a felony as a result of a law, or change in interpretation of law, arising after the Effective Date. The Company and the Executive acknowledge that the Executive is actively engaged in cannabis banking, which includes marijuana, and hereby agree that the Executive's actions taken in accordance with the policies approved by the Board shall be exempted from the definition of "Cause" set forth in Section 5(d), and shall not constitute any basis for termination of this Agreement or the Executive's employment hereunder.

(e) **WITHOUT CAUSE.** The date of termination set forth in any written notice by the Company to the Executive of an involuntary termination without Cause (other than death or Disability).

(f) **GOOD REASON.** Thirty (30) days after written notice by the Executive to the Company of a condition giving rise to a termination for Good Reason. "Good Reason" shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Company's material breach of any of its obligations under this Agreement or the Equity Documents, (ii) material reduction in the Executive's Base Salary, (iii) material reduction in the Executive's total annual cash compensation opportunity (i.e., Base Salary and target Annual Bonus), or (iv) the failure of a successor to the Company to assume the Company's obligations under this Agreement, provided, that, for (i) – (iv) above, the Executive has given written notice to the Company of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Company fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Company.

(f) **WITHOUT GOOD REASON.** Thirty (30) days after written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

Notwithstanding the foregoing, in the event that the Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of the Executive's termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

6. CONSEQUENCES OF TERMINATION.

(a) **DEATH.** In the event that the Executive's employment ends on account of the Executive's death, the Executive or the Executive's estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and

(iii) all other accrued and vested payments, benefits or fringe benefits required to be paid or provided to the Executive under the applicable plans or by law (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the "Accrued Benefits").

(b) **DISABILITY.** In the event that the Executive's employment ends on account of the Executive's Disability, the Company shall pay or provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above.

(c) **TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.** If the Executive's employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, at such times as set forth in Section 6(a) above.

(d) **TERMINATION WITHOUT CAUSE, FOR GOOD REASON, OR EXPIRATION OF TERM.** If the Executive's employment by the Company is terminated by the Company without Cause, or by the Executive for Good Reason, or due to the Expiration of Term the Company will provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above, and provided the Executive executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit C (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the "Release and Waiver") and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive with the following:

(i) an amount equal to the Executive's then yearly Base Salary, less all applicable withholdings and deductions, in a lump sum paid to Executive within fourteen (14) days following the date of the Executive's termination; and

(ii) continued participation through COBRA coverage (the costs, expenses and premiums to be paid by Company on the same basis as if the Executive had continued in employment) on the same basis in the executive benefit plans contemplated by Section 4(a) hereof in which the Executive is participating on the date of such termination of employment and continuing for a period of ten (10) months following such termination (the "COBRA Payment Period"); provided that the Executive is eligible and remains eligible for coverage under such plans; and provided, further, that in the event that the Executive obtains other employment that offers the Executive substantially equivalent benefits, such continuation of coverage by the Company under this Section 6(d)(ii) shall immediately cease. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive's behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the "Special Severance Payment"), such Special Severance Payment to be made without regard to the Executive's payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(e) **RETURN OF COMPANY PROPERTY.** Within ten (10) days after the Executive's termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(f) **POST-EMPLOYMENT ACTIVITIES**. Beginning on the day following the date of the Executive's termination of employment with the Company for any reason, the Executive (i) shall remove any reference to the Company as the Executive's current employer from any social media or other web- or cloud-based source the Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii) will not represent that the Executive is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source the Executive either directly or indirectly controls.

7. REPRESENTATIONS AND WARRANTIES.

(a) **AUTHORIZATION.** All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement by the Company, and the performance of all of the Company's obligations under this Agreement has been taken.

(b) **ENFORCEABILITY.** This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms.

8. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided further that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile on a business day or, if not so delivered, then on the next business day, (c) on the date of delivery, if delivered by guaranteed overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Terrance Mendez
16748 E Smoky Hill Rd 9C
Suite 311
Centennial CO 80015

If to the Company:

SHF Holdings, Inc.
1526 Cole Blvd, Suite 250
Golden, Colorado 80401

or to such other address or fax number as either party may have furnished to the other in writing in accordance herewith.

10. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11. SEVERABILITY. Each provision of this Agreement will be construed as separable and divisible from every other provision and the enforceability of any one (1) provision will not limit the enforceability, in whole or in part, of any other provision. In the event that a court or administrative body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, then such provision will be construed by limiting and reducing it so that such provision is valid, legal and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement will not be affected by such alteration, and will remain in full force and effect.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. GOVERNING LAW; ARBITRATION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A and Exhibit B hereof, which shall be decided pursuant to the terms of these Exhibits, any dispute arising from this Agreement or the Executive's employment with the Company, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, "Covered Claims"), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Denver, Colorado, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the "Rules"), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Denver, Colorado office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The Company shall pay the arbitrator's fees and all fees and costs to administer the arbitration. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Company. By agreeing to arbitrate disputes arising out of the Executive's employment, both the Executive and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers' compensation or unemployment benefits, any claim for injunctive or equitable relief, or any claim arising from Exhibit A or Exhibit B to this Agreement brought by the Company or the Executive in any court of competent jurisdiction. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Colorado (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator's award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator's award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, Co-Chief Executive Officer, and the Chairman of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, the Equity Awards by the Board, the Equity Documents, together with all other exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15. TAX MATTERS.

(a) **WITHHOLDING.** The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) **SECTION 409A COMPLIANCE.**

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from, or, to the extent applicable, comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in

order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered "nonqualified deferred compensation" under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the period during which the Executive has to consider the Release and Waiver and for the Release and Waiver to become effective begins in one calendar year and ends in a second calendar year, amounts payable hereunder that are contingent upon the occurrence of the effectiveness of the Release and Waiver shall begin to be paid in the second calendar year.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(vi) The Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive's gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. The Executive acknowledges and agrees that in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive or any other person on account of non-compliance with Code Section 409A or any similar state statutes.

16. NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT AND NONCOMPETITION COVENANT. As a condition of employment, the Executive agrees to execute and abide by a Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement in the form attached as Exhibit A and the Noncompetition Covenant in the form attached as Exhibit B (together the "Covenants"), which may be amended by the mutual agreement of the parties from time to time without regard to this Agreement. The Covenants contain provisions that are intended by the parties to survive and do survive termination of this Agreement.

The Executive will be insured under the Company's Director's and Officer's Liability Insurance to the extent the Company maintains such a policy and will be entitled to indemnification by the Company pursuant to the terms

and conditions of the Company's certification of incorporation and by-laws to the same extent as the Company's executive officers and directors.

17. LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and the Executive acknowledges and agrees that the Executive has been advised by the Company to consult, and has in fact been individually represented by and consulted with, legal counsel of the Executive's choice in connection with reviewing and negotiating the terms of this Agreement, including, without limitation, the provisions of Section 13 hereof, which the Executive expressly acknowledges and agrees designate the venue for adjudication in connection with controversies arising from this Agreement and the law of the State of Colorado as the law to be applied in any such controversies. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY and SHF	EXECUTIVE
/s/ signature on file	Terrance E. Mendez Terrance E. Mendez (Jan 22, 2025 16:41 MST)
Jonathon F. Niehaus, Board Chair	Terrance Mendez, Co-CEO

/s/ signature on file
Sundie Seefried, Co-CEO

NONSOLICITATION, NONDISCLOSURE, AND ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Executive (the "Executive"), executes this Nonsolicitation, Nondisclosure, and Assignment of Inventions Agreement (the "Agreement") in consideration of, and a material inducement for, the Company's (as defined below) continuing relationship with Executive, whether by employment, contractor, or in a paid advisory or consulting capacity ("Relationship"), and in consideration of receiving any form of compensation or benefit from or in the Company, and the entering into of the Executive Employment Agreement (the "Employment Agreement"). Executive understands and agrees that this Agreement shall remain in effect and survive any and all changes in Executive's job duties, titles, and compensation during Executive's relationship with Company.

Definitions

i. "Company" shall mean SHF Holdings, Inc., a Delaware corporation, and any entity controlled by, controlling, or under common control with it, including its parent and its affiliates and subsidiaries. "Control" for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii. "Competing Business" shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, as currently and as hereinafter conducted.

iii. "Business of the Company" shall mean the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to: (1) providing financial services to cannabis businesses, utilizing balance sheet and relationships with financial institution partners.; (2) compliance for validation and monitoring deposits and managing the logistics of cash transfer and deposit (3) all other products and services that exist, are in development, or are under consideration by the Company during Executive's relationship with the Company ("Other Products and Services"); and (4) all products and services incidentally related to, or which are an extension, development or expansion of, the provision of financial banking services to businesses in and associated with the cannabis industry and/or Other Products and Services ("Incidental Products and Services").

iv. "Confidential Information" shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product and services information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data (including, but not limited to, proprietary software that Company developed for the Business of the Company; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); and information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company's current or potential customers, vendors, partners or affiliates that is considered to be confidential or proprietary to the applicable customer, vendor or partner and information that is in the

process of being disclosed as required by federal and state securities laws and the rules and regulations of the U.S. Securities and Exchange Commission.

Confidential Information does not include: information in the public domain (other than as a result of disclosure directly or indirectly by Executive); was available to you on a non-confidential basis before its disclosure by company; information approved in writing for unrestricted release by Company; or information produced or disclosed pursuant to a valid court order, provided Executive has given Company prior written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1. **Duty of Loyalty**. During the period of Executive's Relationship with the Company, Executive will devote Executive's best efforts on behalf of the Company. Executive agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company.

2. **Nonsolicitation of Customers, Clients or Vendors.** During the period of Executive's Relationship with the Company and for a period of ten (10) months after termination of such Relationship (for any reason), Executive shall not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise, solicit or transact business, or attempt to solicit or transact business with, any of the individuals or entities actually known to Executive to be the Company's customers, clients, vendors or partners, or prospective customers, clients, vendors or partners, in all cases, about which Executive learned Confidential Information (as defined above) or which Executive had some involvement or knowledge related to the Business of the Company.

3. **Nonsolicitation of Employees and Contractors.** During the period of Executive's Relationship with the Company and for a period of ten (10)months after termination of such Relationship (for any reason), Executive will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

4. **Nondisclosure of Customer, Partner and Vendor Information**. Executive understands and agrees that it is essential to the Company's success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Executive will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information, except as may be necessary in the normal conduct of the Company's business for the specific customer, partner, or vendor. Executive agrees that at the end of Executive's relationship with the Company, or upon request by the Company, Executive will return to the Company any materials containing such information.

5. **Nondisclosure of Confidential Information**. All such Confidential Information is (and will be) the exclusive property of the Company, and Executive shall not, during or after Executive's employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized in advance by the Company in

connection with Executive's job duties; or (iii) remove or transfer Confidential Information from the Company's premises or systems except as authorized in advance by the Company.

Upon termination of Executive's relationship (for any reason), or upon the request of the Company, Executive will immediately surrender to the Company all Company property in Executive's possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies.

Executive understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Executive agrees to respect and be bound by the terms of such agreements in the event Executive has access to such Confidential Information.

Executive understands that Confidential Information is never to be used or disclosed by Executive, as provided in this Section 5. If a temporal limitation on Executive's obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Executive agrees and the Company agrees that the two (2) year period after the date Executive's employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Executive, nothing in this Agreement shall limit the Executive's right to discuss Executive's employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his or her employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure. Executive agrees to take all reasonable steps to ensure that the Company's Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Nothing in this Agreement shall limit the Executive's ability to author fictional, or non-fictional writings, books, film scripts or other similar work product ("Executive's Media") upon the Executive's termination of her Relationship with the Company, including Executive's biographical story, provided that: (a) no such works contain Confidential Information, and (b) not later than ninety (90) days prior to the anticipated publication date, the Executive provides the Company with a complete draft of the Executive's Media in the form as proposed to be published and agrees to address any comments regarding statements about or information regarding the Company, including making changes, reasonably requested by the Company. Subject to the Executive's compliance with the preceding sentence, any such Executive's Media authored by Executive, together with all intellectual property rights arising out of, or associated with the same, authored by the Executive at any time, concerning any subject matter, shall be the sole and exclusive property of the Executive, and Executive shall own and retain all such intellectual property rights, including, but not limited to, copyrights, film rights and options, and other media rights concerning the same.

6. **Assignment of Inventions**. Executive expressly understands and agrees that any and all right or interest Executive obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, customer preferences, customer relationships, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of this Agreement which relate to or arise out of his or her relationship with the Company and which relate to the Business of the Company are expressly regarded as "*works for hire*" or works invented or authored within the scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the "Inventions"). Executive hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all "Moral Rights" (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Executive hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company's customers, with respect to such rights. Executive further acknowledges and agrees that neither his or her successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Executive agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Executive will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company's trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Executive's relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Executive during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Executive for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Executive's signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as his or her agent and attorney-in-fact, to act for and on his or her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

In Attachment A to this Agreement, Executive has listed all Inventions that relate to the business of the Company that Executive (alone or jointly with others) made, conceived, or first reduced to practice by Executive prior to Executive's execution of this Agreement, and in which Executive has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Executive represents that Executive has no such Inventions.

To the extent Executive is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement's assignment shall not include inventions excluded under such law.

Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to inventions that the Executive develops entirely on his or her own time without using the Company's equipment, supplies, facilities, or trade secret information, except to the extent such inventions (a) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Executive for the Company.

7. **Absence of Conflicting Agreements**. Executive understands that the Company does not desire to acquire from Executive any trade secrets, know-how or confidential business information that Executive may have acquired from others, and Executive agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Executive's performance of duties with the Company. Executive represents that Executive is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Executive's duties and obligations to the Company.

8. **Remedies Upon Breach**. Executive agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9. **Jurisdiction, Venue and Choice of Law** The parties hereby mutually agree to the exclusive jurisdiction of the trial courts of the State of Colorado or the United States District Court for the District of Colorado for any dispute arising hereunder. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his or her last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party concerning a dispute arising from or relating to this Agreement outside of Colorado, such commencing party shall reimburse such other party for its or his or her reasonable attorneys' fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Colorado forum. This Agreement shall be governed by the internal substantive laws of Colorado, without regard to the doctrine of conflicts of law.

10. **Employment Relationship.** Executive agrees and acknowledges that Executive is an employee "at will" and nothing in this Agreement is intended to guarantee employment for any period of time. The parties enter this Agreement with the understanding that Executive's position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Executive throughout the entire course of Executive's employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Agreement.

11. **Return of Property**. Executive agrees that, at the time of termination of Executive's employment (for any reason), Executive will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property

(such as computer, phone or other mobile devices, credit cards, promotional materials, etc.) and intangible property (such as computer passwords).

12. **Litigation and Regulatory Cooperation**. During and after the Executive's relationship with the Company, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Executive was employed by the Company. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company, unless such claim is brought by Executive. As consideration for the Executive's services under this Section 12, the Company shall remit to Executive, as agreed between the parties in advance, (a) reasonable expenses related to such cooperation, and (b) an hourly rate equal to Executive's last base salary divided by 2,000.

13. **Communication to Future Employers**. Executive agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that Executive intends to be employed by, associated with, or represent. Executive understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Executive, or any entity which seeks to be associated with Executive for Executive's services.

14. **Miscellaneous**. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Agreement. The obligations of each party hereto under this Agreement shall survive the termination of the Executive's relationship with the Company regardless of the manner of such termination to the extent expressly provided in, or logically would be expected under, this Agreement. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement.

Notwithstanding the foregoing, the Executive shall remain bound by all covenants, duties and obligations relating to confidentiality, ownership of intellectual property, non-solicitation, non-competition and all other post-employment restrictive covenants, duties and obligations with respect to which the Executive agreed to be bound in connection with the Executive's employment with the Company (collectively, the "Restrictive Covenants"). The post-employment covenants, duties and obligations set forth in this Agreement are intended to supplement—not replace—the Restrictive Covenants.

Executive recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Executive agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Executive is advised to consult with an attorney before entering into this Agreement.

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Nonsolicitation, Nondisclosure, and Assignment of Inventions Agreement as an instrument under seal as of January 21, 2025

SHF HOLDINGS, INC.

/s/ signature on file

EXECUTIVE

Terrance E. Mendez
Terrance E. Mendez (Jan 22, 2025 16:41 MST)

NONSOLICITATION, NONDISCLOSURE, AND ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements made by Executive, alone or jointly with others, prior to joining the Company.

Right, Title or Interest (If none, please write "NONE".)	**Date Acquired**	**Identifying Number or Brief Description of Inventions or Improvements**
Amos Advisory Solutions. Amos is in the business of performing non-banking financial and non-financial services to businesses throughout the United States., including those in the Cannabis Industry	Founded in August 2016	Standard Operating Procedures, Best Practices, Writtings (including Blogs), Trademarks, Copyrights, Websites, Financial Models, Client Working Papers, Books and Records, Sales Materials, etc. necessary to attract, retain and provide service to clients.
Family Fun Cruises &Tours FFC&T is in the business of providing financial services to the travel industry as a full service host agency operating in the United States and Canada	December 2019	Standard Operating Procedures, Best Practices, Writtings (including Blogs), Trademarks, Copyrights, Websites, Financial Models, Client Working Papers, Books and Records, Sales Materials, etc. necessary to attract, retain and provide service to clients.

Executive:

Terrance E. Mendez
Terrance E. Mendez (Jan 22, 2025 16:41 MST)

Signature

Date

NONCOMPETITION COVENANT

(a) You understand that during the course of your employment, you will be given access to Confidential Information and trade secrets that are essential to the Business of the Company. You further understand that, while the Company is physically located in the state of Colorado, its customers, relationships, and business extend throughout the United States. As such, you understand that a limitation on any Restricted Area less than the United States during the Restricted Period would not protect Company's trade secrets. With the objective of protecting Company's trade secrets to the greatest extent available by law, you agree to the covenants below.

(b) During the period of your employment with Company, you, Terrance Mendez (hereinafter "you"), agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company), provide services to a Competing Business (defined below). For a period of ten (10) months following termination of your employment with Company (for any reason), , you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company), provide services to a Competing Business that relate to any aspect of the Business of the Company (i.e., the provision of financial services to businesses in and associated with the cannabis industry, Other Products and Services, and/or Incidental Products and Services). The foregoing shall not be construed to preclude you from owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent, member, consultant or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your employment with the Company and for a period of ten (10) months following termination of your employment with Company, and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that, at any time during such ten (10) month period, has investments in any Competing Business or is contemplated making such investments. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company private equity, venture capital or other investment firm at any time during such ten (10) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

You and the Company agree that the opportunity for post-employment benefits and compensation set forth in the Executive Employment Agreement dated January 21, 2025 (the "Employment Agreement") constitute mutually-agreed upon consideration for this Noncompetition Covenant, and is fair and reasonable consideration for this Noncompetition Covenant, independent of continued employment. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

.

(c) You agree to communicate the contents of all post-employment obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-employment obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(d) You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company's Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope. You further acknowledge that the Company's legitimate business interest cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a non-disclosure or confidentiality agreement.

(e) You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

(f) You and the Company hereby mutually agree to the exclusive jurisdiction of the Trial Courts of the State of Colorado or the United States District Court for the District of Colorado for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Colorado, such commencing party shall reimburse such other party for its or his reasonable attorneys' fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Colorado forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Colorado, without regard to the doctrine of conflicts of law.

(g) The failure of you or the Company to insist upon strict performance of this Noncompetition Covenant, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(h) If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

(i) Your obligations under this Noncompetition Covenant shall survive the termination of your employment with the Company regardless of the manner of such termination.

(j) The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

(k) You acknowledge that the Company provided you with a copy of this Noncompetition Covenant at least ten (10) business days before it is to be effective. Provided it is executed by both parties,

this Noncompetition Covenant shall become effective on the later of (i) the date it is fully executed, or (ii) ten (10) business days after you received a copy of it.

Terrance E. Mendez

Before agreeing to this Noncompetition Covenant, you have the right to consult with counsel, and the Company advises you to do so.

Notwithstanding the foregoing, you shall remain bound by all covenants, duties and obligations relating to confidentiality, ownership of intellectual property, non-solicitation, non-competition and all other post-employment restrictive covenants, duties and obligations with respect to which you agreed to be bound in connection with your employment with the Company (collectively, the "Restrictive Covenants"). The post-employment covenants, duties and obligations set forth in this Agreement are intended to supplement—not replace—the Restrictive Covenants.

(l) The parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

(m) During your employment and following your separation from the company, you agree not to, directly or indirectly, disparage the Company, or any of their owners, directors, or officers, or any of their financial records or operations, or any of their services, products or practices, either orally or in writing.

(n) Definitions.

i. <u>"Company"</u> shall mean SHF Holdings, Inc.., a Delaware corporation, and any entity controlled by, controlling, or under common control with it, including its parent, affiliates and subsidiaries. "Control" for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii. <u>"Restricted Area"</u> shall mean the l sthe United States since the Business of the Company encompasses the entire legal cannabis industry within the United States, of which you acknowledge and agree. Additionally, the Restricted Area shall include any territory or country outside the United States in which the Company operates the Business of the Company, either at the time this Noncompetition Covenant is signed or thereafter.

iii. <u>"Competing Business"</u> shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company, as currently and as hereinafter conducted.

iv. <u>"Business of the Company"</u> shall have the same meaning as under your Non-Soliciation covenants
<u>"Confidential Information"</u> shall have the same meaning as the definition in your Non-Solicitation Agreement

SHF HOLDINGS, INC.

/s/ signature on file
Jonathon F. Niehaus, Board Chair

EMPLOYEE

/s/ signature on file

Terrance Mendez, Co-CEO